EXHIBIT 99.1

Contact:	Nicholas M. Rolli (917) 663-3460

Timothy R. Kellogg (917) 663-2759

ALTRIA GROUP, INC. REPORTS

2003 FIRST-QUARTER RESULTS

Diluted Earnings Per Share Down 1.8% to $1.07

Net Earnings Down 7.6% to $2.2 Billion

NEW YORK, April 16, 2003 – Altria Group, Inc. (NYSE: MO) announced today that first-quarter 2003 net earnings decreased 7.6% to $2.2 billion, while diluted earnings per share fell 1.8% to $1.07.

“Our first-quarter performance was in line with our expectations. However, our results were clearly overshadowed by developments in the Price class action suit against Philip Morris USA,” said Louis C. Camilleri, chairman and chief executive officer of Altria Group, Inc. “While the court’s April 14 appeal bond order is onerous, we are pleased that Philip Morris USA can now promptly move forward with what I am convinced will be a successful appeal on the merits of the case. It is regrettable that credit rating agency action has denied us access, for now, to the commercial paper market. We are hopeful that such access will be restored in the relative near term.”

“While we suffered difficult comparisons versus the prior-year quarter,” Mr. Camilleri said, “I am pleased with the volume and share stability exhibited by Philip Morris USA, as well as by the continuing solid fundamentals of our international tobacco business and our worldwide food business.”

Standard & Poor’s Rating Services, Moody’s Investors Services and Fitch Ratings took ratings actions that eliminated Altria’s access to the commercial paper market, due to the Price case. As a result of these developments, Altria has drawn against its revolving credit lines in order to repay its maturing commercial paper and to fund normal working capital needs, and has suspended its share repurchase program until such time as its access to the capital markets is restored.

Despite these developments, Altria Group, Inc. is reaffirming the earnings per share guidance of $4.60 to $4.70 for the full-year 2003 originally provided on January 29, 2003. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

A conference call with members of the investment community will be webcast at 9:00 a.m. Eastern Time on April 16, 2003. Access is available at www.altria.com.

ALTRIA GROUP, INC.

As described in “Note 14, Segment Reporting” of Altria Group, Inc.’s 2002 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.

2003 First-Quarter Results

Net revenues for the first quarter of 2003, as detailed in the attached schedule entitled “Selected Financial Data by Business Segment,” decreased 5.7% versus 2002 to $19.4 billion, due primarily to the impact of the Miller Brewing Company (Miller) transaction, with $1.2 billion in net revenues included in the first quarter of 2002 but not the first quarter of 2003, and a $1.2 billion decrease in net revenues from the domestic tobacco business, partially offset by higher net revenues from the food and international tobacco businesses. Favorable currency increased net revenues by $619 million.

Operating companies income, as detailed on the attached schedule entitled “Selected Financial Data by Business Segment,” decreased 6.7% to $4.0 billion, due primarily to lower operating results of $508 million from the domestic tobacco business, and $130 million from the Miller transaction, partially offset by higher operating results for the other businesses. Also affecting operating companies income comparisons were increases due to favorable currency of $91 million, as well as the impact of 2002 charges for separation programs and integration costs.

Altria Group, Inc. declared a regular quarterly dividend of $0.64 during the first quarter of 2003, which represents an annualized rate of $2.56 per common share. During the first quarter, Altria Group, Inc. spent $689 million to repurchase 18.7 million shares of its common stock.

DOMESTIC TOBACCO

2003 First-Quarter Results

Results for Philip Morris USA Inc., Altria Group, Inc.’s domestic tobacco business, were in line with expectations. Operating companies income decreased 40.6% to $742 million in the first-quarter 2003 versus 2002, due to lower volume and higher spending to support its new promotional strategy and expanded sales force. However, Philip Morris USA believes that these strategies are having their intended results, as sequential retail shares are improving. Philip Morris USA also continues to invest in programs to address contraband issues, including counterfeit enforcement, and compliance with the Master Settlement Agreement and related state escrow requirements.

Philip Morris USA’s shipment volume decreased 16.1% to 43.8 billion units for the first quarter. Comparisons to the year-ago period are adversely impacted by both higher promotional shipments and a significant build-up of inventories by the trade in the first quarter of 2002. Industry shipments as reported by Management Science Associates decreased 12.9% to 88.2 billion units in the first quarter of 2003 versus the first quarter of 2002. As a result of these factors, Philip Morris USA’s shipment share as reported by Management Science Associates decreased by 1.9 share points to 49.7%.

However, on a sequential basis, Philip Morris USA’s shipment share increased from 48.3% in the fourth quarter of 2002 to 49.7% in the first quarter of 2003. Philip Morris USA cautions that industry volume and share, as reported by Management Science Associates, do not include shipments of some manufacturers that Management Science Associates is presently unable to monitor effectively. Accordingly, the discussion of Philip Morris USA’s performance within the industry is based upon Management Science Associates’ estimates of total industry volume.

Effective with the first quarter of 2003, Philip Morris USA is reporting retail share results based on an enhanced retail tracking service, the IRI/Capstone Total Retail Panel. This new service was developed to provide a more comprehensive measure of market share in all retail outlets selling cigarettes, versus approximately 87% coverage in the previous service. Market share data for the fourth quarter of 2002 has been restated to reflect this new retail service. Philip Morris USA’s retail share is lower using data from the IRI/Capstone Total Retail Panel compared to its previous service, primarily because the new service expands coverage into stores where Philip Morris USA historically had a lower retail presence.

Based on data from the new IRI/Capstone Total Retail Panel, Philip Morris USA’s retail share increased from the fourth quarter of 2002 to the first quarter of 2003, aided by Philip Morris USA’s new off-invoice promotional allowance program that is paid at the wholesale level on its four focus brands. The promotional program broadens the reach of these brands’ price promotions to a greater number of retail stores and has been extended through May 2003.

Philip Morris USA essentially held its share of both the premium and discount segments at retail, as its share of the premium segment declined 0.1 share point to 61.0% versus the fourth quarter of 2002 and its share of the discount segment increased 0.1 share point to 15.7%. Total industry retail share for the discount segment decreased from the fourth quarter of 2002 to the first quarter of 2003 by 0.4 share points to 28.1%, while growth of the deep discount segment moderated.

The following table summarizes retail share performance for Philip Morris USA’s key brands, based on data from the IRI/Capstone Total Retail Panel for the first quarter of 2003 versus the fourth quarter of 2002:

	Q1 2003	Q4 2002	Change
Marlboro	37.5%	37.4%	0.1pp
Parliament	1.5%	1.3%	0.2pp
Virginia Slims	2.5%	2.5%	0.0pp
Basic	4.3%	4.3%	0.0pp

Focus Brands	45.8%	45.5%	0.3pp
Other PM USA	2.5%	2.6%	-0.1pp

Total PM USA	48.3%	48.1%	0.2pp	*

*On an unrounded basis, retail share for Philip Morris USA was up 0.14 share points.

The new service’s audit sample was not complete until the fourth quarter of 2002. Consequently, Philip Morris USA is not reporting share comparisons versus the year-ago period. Additionally, the new service cannot be meaningfully compared to previously reported market shares, which reflected data that projected to a smaller universe of stores.

In addition to announcing its new off-invoice promotional allowance in the first quarter of 2003, Philip Morris USA launched a new line extension, Marlboro Blend No. 27, which began shipping nationwide during the last week in March. Philip Morris USA also announced that it will launch another new line extension, Parliament Ultra Lights, in the second quarter.

During the first quarter, Philip Morris USA announced that it is moving its corporate headquarters from New York City to Richmond, Virginia, with the move to be completed by June 2004. Philip Morris USA estimates that the total cost of the relocation will be approximately $120 million, including compensation to those employees who do not relocate, and the relocation is expected to result in annual cost savings of $60 million for Philip Morris USA beginning in 2005. The announced move had no impact on results for the first quarter of 2003.

INTERNATIONAL TOBACCO

2003 First-Quarter Results

Operating companies income for Philip Morris International Inc. (PMI), Altria Group, Inc.’s international tobacco business, rose 8.1% versus the same period a year ago to $1.7 billion, due to volume gains, higher pricing and favorable currency translation of $85 million, partially offset by unfavorable mix and higher investment spending.

Shipment volume increased 3.6% to 190.7 billion units, due to gains in Central & Eastern Europe, Asia and Latin America, partially offset by lower volume in Western Europe and the Middle East. Total Marlboro shipments declined 1.5% in the first quarter, due primarily to tax-driven price increases in France and Germany, low-price competition in Italy and anti-American sentiment in certain markets. PMI achieved strong market share gains in many markets, including the key income markets of Germany, Japan, Russia, Spain and Turkey.

In Western Europe, shipment volume fell 2.2%, driven by declines in France, Germany and Italy, partially offset by higher volumes in Spain, Austria and Greece. In France, shipment volume was down 10.8%, driven by a corresponding industry decline following the January 2003 tax-driven price increase. PMI’s share in France essentially held steady in the quarter at 39.3%. In Germany, volume was down 4.2%, driven by an industry decline of 6.7% as a result of a January 2003 tax-driven price increase and the timing of Easter holiday shipments. However, market share in Germany was up 0.7 share points, driven by Marlboro’s continued momentum. In Italy, volume declined 6.6%, while share fell 12.4 share points as year-on-year comparisons were hugely distorted by competitor shipment patterns. Total market share in Western Europe declined 0.5 points to 38.9%, due to shipment distortions in the Italian market.

In Central Europe, the Middle East and Africa (CEMA), volume increased 6.2%, driven by strong gains in the Czech Republic, Poland, Romania and Turkey, partially offset by declines in Saudi Arabia, Egypt, Israel and Lebanon, reflecting consumer down trading as well as anti-American sentiment.

        In Eastern Europe, PMI achieved volume growth of 11.8%, driven by continued robust gains in Russia and solid growth in the Ukraine. In Russia, L&M, Bond Street, Parliament,

Marlboro, Chesterfield, Virginia Slims and local brand Optima, each contributed to the strong volume gain versus prior year.

In Asia, volume increased 5.1%, driven by strong gains in Japan, Thailand and Taiwan, partially offset by lower shipments to Korea, due to continued intense competition and a decline in Indonesia as a result of the November 2002 tax-driven price increase. In Japan, share advanced 0.7 share points to a record 24.1%, driven by the continued growth of Lark and Marlboro.

In Latin America, volume rose 4.4%, driven by gains in Brazil and Mexico and an improved performance for PMI’s portfolio of brands in Argentina, including Marlboro, L&M and the Philip Morris brand.

FOOD

Yesterday, Kraft Foods Inc. (Kraft) reported first-quarter 2003 results. Kraft worldwide volume increased 0.1%, despite the impact of divested businesses of 0.8 percentage points. Kraft’s volume was reduced by the shift in shipments supporting the Easter holidays, which fall into the second quarter of 2003 versus the first quarter of 2002, a reduction in trade inventories in the first quarter of 2003 and a difficult business environment in Venezuela. It is estimated that together, these three items reduced Kraft’s total volume by nearly 2.0% in the first quarter. Worldwide operating companies income increased $184 million, or 13.6%, to $1.5 billion, due primarily to the absence of $169 million in pre-tax separation and integration charges incurred in 2002. Operating companies income also benefited from revenue growth, productivity and synergy savings and currency favorability, offset by higher benefit costs.

NORTH AMERICAN FOOD

2003 First-Quarter Results

Volume for Kraft Foods North America, Inc. (KFNA) increased 1.3%, driven by new products and strong results in Beverages, Desserts and Cereals and Oscar Mayer and Pizza, partially offset by the shift in Easter timing and trade inventory reductions. Operating companies income increased 18.1% to $1.3 billion, due primarily to the absence of $162 million of separation and integration charges recorded in 2002. Operating companies income also was driven by pricing, net of cost increases, for several non-dairy businesses, favorable cheese commodity costs and productivity and synergy savings, partially offset by higher benefit costs.

INTERNATIONAL FOOD

2003 First-Quarter Results

Volume for Kraft Foods International, Inc. (KFI) decreased 3.2%, as the impact of the decrease in Venezuela, the Easter shift and the divestiture of KFI’s Latin America bakery ingredients business in 2002 were partially offset by the benefit of new product launches, successful marketing programs and the acquisition of the Kar Gida salted snacks business in Turkey. Operating companies income decreased 6.0% to $237 million, due primarily to lower results in Latin America and the shift in Easter volume, partially offset by favorable currency of $7 million.

FINANCIAL SERVICES

Operating companies income for Philip Morris Capital Corporation (PMCC) increased 16.9% to $83 million, driven by increased income from leasing activities. During the first quarter, US Airways emerged from bankruptcy and affirmed all of its leases with PMCC. PMCC continues to closely monitor its exposure to the troubled airline industry.

Altria Group, Inc. Profile

        Altria Group, Inc. is the parent company of Kraft Foods Inc., with approximately 84% ownership of outstanding Kraft common shares, Philip Morris Capital Corporation, Philip Morris International Inc. and Philip Morris USA Inc. In addition, Altria Group, Inc. has a 36% economic interest in SABMiller plc, the world’s second-largest brewer. The brand portfolio of Altria Group, Inc.’s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament,

Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2002 net revenues of $80.4 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Effective January 27, 2003, Altria Group, Inc., is the new name of the parent company of Kraft Foods Inc., Philip Morris International Inc. and Philip Morris USA Inc. For clarity, this news release refers to Altria Group, Inc. even when historical events took place under the parent company’s former name of Philip Morris Companies Inc.

On May 30, 2002, Altria Group, Inc. announced an agreement with South African Breweries plc (SAB) to merge Miller into SAB. The transaction closed on July 9, 2002 and SAB changed its name to SABMiller plc (SABMiller) and resulted in a pre-tax gain of approximately $2.6 billion or approximately $1.7 billion after-tax in the third quarter of 2002. Altria records its share of SABMiller’s net earnings based on its economic ownership percentage in minority interest in earnings, net, on the condensed consolidated statement of earnings.

You may learn more by listening to a live audio webcast of the Altria Group, Inc. conference call with members of the investment community at 9:00 a.m. Eastern Time on April 16, 2003. Access is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria Group, Inc.’s consumer products subsidiaries are subject to unfavorable currency movements; intense price competition; changes in consumer preferences and demand for their products; changing prices for raw materials; fluctuations in levels of customer inventories and the effects of foreign economies and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products in a consolidating environment at the retail and manufacturing levels; to improve productivity; and to respond effectively to changing prices for their raw materials.

Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company’s understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

Altria Group, Inc.’s financial flexibility may be affected by its current inability to access credit markets for short-term and long-term borrowings on terms as favorable as those that existed prior to recent actions by credit rating agencies.

Altria Group, Inc.’s financial services subsidiary (Philip Morris Capital Corporation) is subject to the effects of a weak economy, particularly with respect to aircraft leases to the troubled airline industry.

Altria Group, Inc.’s consumer products subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2002. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

# # #

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data)

	2003	2002	% Change
Net revenues	$19,371	$20,535	(5.7)%
Cost of sales	7,565	8,532	(11.3)%
Excise taxes on products (*)	4,887	4,575	6.8%

Gross profit	6,919	7,428	(6.9)%
Marketing, administration and research costs	2,870	2,894
Food integration costs	—	27
Food separation programs	—	142
Beer separation programs and asset impairment	—	23

Operating companies income	4,049	4,342	(6.7)%
Amortization of intangibles	2	2
General corporate expenses	183	169

Operating income	3,864	4,171	(7.4)%
Interest and other debt expense, net	283	293

Earnings before income taxes and minority interest	3,581	3,878	(7.7)%
Provision for income taxes	1,261	1,376	(8.4)%

Earnings before minority interest	2,320	2,502	(7.3)%
Minority interest in earnings, net	134	137

Net earnings	$2,186	$2,365	(7.6)%

Basic earnings per share	$1.08	$1.10	(1.8)%

Diluted earnings per share	$1.07	$1.09	(1.8)%

Weighted average number of shares outstanding —Basic	2,032	2,145	(5.3)%
—Diluted	2,040	2,171	(6.0)%

(*) The detail of excise taxes on products sold is as follows:	2003	2002
Domestic tobacco	$866	$1,028
International tobacco	4,021	3,334
Beer	—	213

Total excise taxes	$4,887	$4,575

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended March 31,

(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Beer	Financial services	Total

2003 Net Revenues	$3,817	$8,079	$5,380	$1,979	$—	$116	$19,371
2002 Net Revenues	5,018	7,034	5,294	1,853	1,219	117	20,535
% Change	(23.9)%	14.9%	1.6%	6.8%		(0.9)%	(5.7)%

Reconciliation:

2002 Net Revenues	$5,018	$7,034	$5,294	$1,853	$1,219	$117	$20,535
Divested businesses—2002	—	—	(4)	(18)	(1,219)	—	(1,241)
Currency	—	538	(6)	87	—	—	619
Operations	(1,201)	507	96	57	—	(1)	(542)

2003 Net Revenues	$3,817	$8,079	$5,380	$1,979	$—	$116	$19,371

Note: The detail of excise taxes on products sold is as follows:

	2003	2002

Domestic tobacco	$866	$1,028
International tobacco	4,021	3,334
Beer	—	213

Total excise taxes	$4,887	$4,575

Currency increased international tobacco excise taxes by $312 million.

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended March 31,

(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Beer	Financial services	Total

2003 Operating Companies Income	$742	$1,690	$1,297	$237	$—	$83	$4,049
2002 Operating Companies Income	1,250	1,564	1,098	252	107	71	4,342
% Change	(40.6)%	8.1%	18.1%	(6.0)%		16.9%	(6.7)%
Reconciliation:

2002 Operating Companies Income	$1,250	$1,564	$1,098	$252	$107	$71	$4,342
Divested businesses—2002	—	—	(1)	(2)	(130)	—	(133)
Integration Costs—2002	—	—	27	—	—	—	27
Separation Programs—2002	—	—	135	7	8	—	150
Asset Impairment—2002	—	—	—	—	15	—	15
Currency	—	85	(1)	7	—	—	91
Operations	(508)	41	39	(27)	—	12	(443)

2003 Operating Companies Income	$742	$1,690	$1,297	$237	$—	$83	$4,049

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended March 31,

($ in millions, except per share data)

	Net Earnings	Diluted E.P.S.
2003	$2,186	$1.07
2002	$2,365	$1.09
% Change	(7.6)%	(1.8)%

Reconciliation:
2002 Reported	$2,365	$1.09
Food integration costs—2002,
net of minority interest impact	15	0.01
Food separation programs—2002,
net of minority interest impact	77	0.03
Beer separation programs and
asset impairment—2002	15	0.01
Currency	59	0.03
Shares outstanding	—	0.06
Operations	(345)	(0.16)

2003 Reported	$2,186	$1.07

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Balance Sheets

(in millions, except ratios)

	March 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$1,391	$565
All other current assets	17,800	16,876
Property, plant and equipment, net	15,101	14,846
Goodwill and other intangible assets, net	38,109	37,871
Other assets	8,606	8,151

Total consumer products assets	81,007	78,309
Total financial services assets	8,893	9,231

Total assets	$89,900	$87,540

Liabilities and Stockholders’ Equity
Accrued settlement charges	$3,883	$3,027
All other current liabilities	15,970	16,055
Long-term debt	20,782	19,189
Deferred income taxes	6,092	6,112
Other long-term liabilities	15,155	15,498

Total consumer products liabilities	61,882	59,881
Total financial services liabilities	7,869	8,181

Total liabilities	69,751	68,062
Total stockholders’ equity	20,149	19,478

Total liabilities and stockholders’ equity	$89,900	$87,540

Total consumer products debt	$22,713	$21,154
Debt/equity ratio – consumer products	1.13	1.09
Total debt	$24,839	$23,320
Total debt/equity ratio	1.23	1.20